SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                          [Amendment No. ___________]

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement
     [ ] Confidential, for use of the Commission only (as permitted by
          Rule 14a-6(e)(2))
     [X] Definitive proxy statement
     [ ] Definitive additional materials
     [ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                SOUTHDOWN, INC.
                (Name of Registrant as Specified in Its Charter)

    _______________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
          or Item 22(a)(2) or Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

         ____________________________________________________________________

     (2) Aggregate number of securities to which transactions applies:

         ____________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ____________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:

         ____________________________________________________________________

     (5) Total fee paid:

         ____________________________________________________________________

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

         ____________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:

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         ____________________________________________________________________

     (4) Date filed:

         ____________________________________________________________________

                                SOUTHDOWN, INC.
                               1200 SMITH STREET
                                   SUITE 2400
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 18, 1995

To the Shareholders of Southdown, Inc.:

    An Annual Meeting of Shareholders of Southdown, Inc. (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas at 9:15 A.M., Houston time, on Thursday, May 18, 1995 for the following purposes:

        1. To elect three directors as members of Class I of the Board of Directors, to serve until the 1998 annual meeting of shareholders and until their successors are duly elected and have qualified.

        2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the books and accounts of the Company for the year ending December 31, 1995.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Shareholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

    You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy card and return it promptly.

                                              By Order of the Board of Directors

                                              WENDELL E. PHILLIPS, II
                                              SECRETARY
Houston, Texas
April 6, 1995
                             YOUR VOTE IS IMPORTANT

  TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

                                SOUTHDOWN, INC.
                               1200 SMITH STREET
                                   SUITE 2400
                              HOUSTON, TEXAS 77002
                                 (713) 650-6200
                                                                   April 6, 1995
                               -----------------
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 18, 1995
                               -----------------
                                  INTRODUCTION

    This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Southdown, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 18, 1995, and at any adjournment thereof (the "Annual Meeting"). The Proxy Statement and the enclosed form of proxy will first be sent to shareholders on or about April 6, 1995.

PROXIES

    The shares represented by any proxy in the enclosed form, if such proxy is properly executed and is received by the Company prior to or at the Annual Meeting, will be voted in accordance with the specifications made thereon. Proxies on which no specification has been made by the shareholder will be voted
(I) for the election to the Board of Directors of the nominees named herein and
(II) for the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the year ending December 31, 1995. Proxies are revocable by written notice received by the Secretary of the Company at any time prior to their exercise or by executing a later dated proxy. Proxies will be deemed revoked by voting in person at the Annual Meeting.

VOTING SECURITIES

    Shareholders of record at the close of business on March 24, 1995 are entitled to notice of and to vote at the Annual Meeting. As of March 24, 1995, the issued and outstanding voting securities of the Company consisted of (I) 17,265,887 shares of common stock, par value $1.25 per share (the "Common Stock"), (II) 1,994,000 shares of Preferred Stock, $.70 Cumulative Convertible Series A (the "Series A Preferred Stock"), (III) 914,360 shares of Preferred Stock, $3.75 Convertible Exchangeable Series B (the "Series B Preferred Stock"), and (IV) 1,725,000 shares of Preferred Stock, $2.875 Cumulative Convertible Series D (the "Series D Preferred Stock"). The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock vote together as one class on all matters that may properly come before the Annual Meeting and each such share is entitled to one vote on all such matters. The Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock are referred to collectively herein as the "Capital Stock".

QUORUM AND OTHER MATTERS

    The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Capital Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

    Shares of Capital Stock represented by a properly dated, signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Directors will be elected by a plurality of the votes cast at the Annual Meeting. All other matters scheduled to come before the Annual Meeting require the approval of a majority

                                      -1-

of the votes cast at the Annual Meeting. Therefore, absententions and broker non-votes will have no effect on the election of directors or any such other matter.

    The Board of Directors, any committee of the Board designated by it for that purpose, or the chairman of any meeting of shareholders may prescribe such rules, regulations and procedures for the conduct of any meeting of shareholders, including the Annual Meeting, as they deem appropriate or convenient.

    Under the laws of the State of Louisiana, dissenters rights are not available to shareholders of the Company with respect to any matter scheduled to be brought before the Annual Meeting.

                             ELECTION OF DIRECTORS

    The Restated Articles of Incorporation, as amended, of the Company classify the Board of Directors into three classes (Class I, Class II and Class III) having staggered terms of three years each. The present term of office of the directors in Class I will expire at the Annual Meeting, and the nominees listed below, if elected as Class I directors, will serve for a three-year term expiring at the annual meeting of shareholders in 1998 and until their successors are duly elected and have qualified. The present terms of office of Class II and Class III directors of the Company expire in 1996 and 1997 respectively. The election of directors requires the favorable vote of the holders of a plurality of the shares of Capital Stock present and voting, in person or by proxy, at the Annual Meeting.

NOMINEES FOR ELECTION

    The following table sets forth certain information with respect to each nominee for election as a director. The information as to age, principal occupation and directorships held has been furnished by each such nominee.

                                                                        SERVED AS
                                                                        DIRECTOR
                                           PRINCIPAL                  CONTINUOUSLY        COMMITTEE
     NAME AND AGE                         OCCUPATION<F1>                  SINCE          MEMBERSHIPS
     ------------                         --------------              ------------       ------------
CLASS I (term expires 1995)

  Killian L. Huger, Jr. [66]....... Vice President of Canal Barge          1977        Executive
                                     Company, Inc., a marine towing                    Finance & Audit
                                     company, New Orleans,                             Conflict of Interest
                                     Louisiana<F2>

  V. H. Van Horn III [56].......... President, Chief Executive             1988        Executive
                                     Officer and a director of                         Compensation & Benefits
                                     National Convenience Stores
                                     Incorporated, an operator of
                                     convenience stores, Houston,
                                     Texas

  Steven B. Wolitzer [42].......... Managing Director, Lehman              1993        Executive
                                     Brothers Inc., an investment                      Finance & Audit
                                     banking firm, New York,                           Nominating
                                     New York
- ------------

<F1> Unless indicated otherwise in the table, the individuals named in the table have held their positions for more than five years.

<F2> For more than five years prior to becoming Vice President of Canal Barge
     Company, Inc. in 1991, Mr. Huger was President of Central Marine Service, Inc., a marine service and towing company located in New Orleans, Louisiana.
                                      -2-

    Under the Company's Bylaws, no person who has attained the age of 70 is eligible for election to the Board of Directors. Consequently, Mr. Fentress Bracewell, a Class I director, who has served the Company as a director since 1983, has not been renominated for election at the Annual Meeting. At a meeting held on February 14, 1995, the Board of Directors decided not to nominate a replacement for Mr. Bracewell and to amend the Bylaws of the Company to reduce the size of the Board from its present twelve members to eleven effective immediately after the Annual Meeting.

    Unless authority to vote for the election of directors is withheld as to any or all nominees, all shares represented by proxies will be voted for the election of the nominees listed. If authority to vote for the election of directors is withheld as to any but not all of the nominees listed, all shares represented by such proxies will be voted for the election of the nominees as to whom authority is not withheld. If a nominee becomes unavailable for any reason before the election, the shares represented by proxies will be voted for such person, if any, as may be designated by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unavailable. Any vacancy occurring between meetings may be filled by the Board of Directors. A director elected to fill a vacancy in a class shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which he was elected expires. Vacancies resulting from an increase in the number of directors may be filled by the Board of Directors. Any such director would serve for a term expiring at the next annual meeting of shareholders of the Company and would not be designated as a member of any class of directors unless elected by the shareholders at such annual meeting.

CONTINUING DIRECTORS

    The following table sets forth certain information about those directors whose terms of office will continue after the Annual Meeting. The information as to age, principal occupation and directorships held has been furnished by each such director.

                                                                          SERVED AS
                                                                          DIRECTOR
                                           PRINCIPAL                    CONTINUOUSLY             COMMITTEE
     NAME AND AGE                        OCCUPATION<F1>                    SINCE                MEMBERSHIPS
     ------------                        --------------                 ------------            -----------
CLASS II (term expires 1996)

  Frank J. Ryan [63]............... Chairman of the Board of                1993              Compensation & Benefits
                                      Directors since March 1995<F2>                          Nominating
                                                                                              Conflict of Interest

  G. Walter Loewenbaum, II [50].... Chairman of the Board and               1975              Executive
                                      President of Southcoast Capital
                                      Corporation, an investment
                                      banking firm, Austin, Texas,
                                      since May 1990<F3>

  Michael A. Nicolais [69]......... Senior Managing Director of             1988              Executive
                                      Carret & Co., an investment                             Finance & Audit
                                      firm, New York, New York<F4>                            Nominating

  Ronald N. Tutor [55]............. President and Chief Executive           1992              Executive
                                      Officer of Tutor-Saliba                                 Finance & Audit
                                      Corporation, a construction                             Nominating
                                      company, Sylmar, California
CLASS III (term expires 1997)

  Clarence C. Comer [47]........... President and Chief Executive           1986              Executive
                                      Officer<F5>

  Edgar J. Marston III [55]........ Executive Vice President and            1987
                                      General Counsel

                                      -3-

  W. J. Conway [73]................ Retired Vice Chairman of the            1982
                                      Board of Directors of the
                                      Company<F6>

  Robert J. Slater [57]............ President, Jackson Consulting, Inc.,   1993               Nominating
                                      a private consulting and                                Conflict of Interest
                                      investment company specializing                         Compensation & Benefits
                                      in advising basic industries,
                                      New Canaan, Connecticut<F7>
- ------------

<F1> Unless indicated otherwise in the table or in the section of this Proxy
     Statement captioned "Executive Officers of the Company," the individuals named in the table have held their positions for more than five years.

<F2> Mr. Ryan was elected Chairman of the Board of the Company effective March
     16, 1995. Since 1990 Mr. Ryan has been a private investor and prior to that was President and Chief Operating Officer of Air Products and Chemicals, Inc., a manufacturer of industrial gases and chemicals.

<F3> Mr. Loewenbaum served as Chairman of the Board of the Company for more than five years prior to his resignation from that position in 1994.  Mr. Loewenbaum is also Chairman of the Board of Envoy Corporation, a financial transaction processor.

<F4> From May of 1991 to March of 1993, Mr. Nicolais was associated with Goldman
     Capital Management, Inc., an investment firm in the city of New York. For more than five years prior to May of 1991, Mr. Nicolais was President of The Clark Estates, Inc. See the section of this Proxy Statement captioned "Beneficial Ownership of Capital Stock" for a description of The Clark Estates, Inc. Mr. Nicolais is also a director of Hitox Corporation of America, a manufacturer of titanium dioxide and Basin Exploration Company, an oil and gas exploration and production company.

<F5> Mr. Comer is also a director of Consolidated Graphics, Inc., a company engaged in commercial and financial printing.

<F6> Mr. Conway served as Vice Chairman of the Board for more than five years prior to his retirement from that position in 1994.

<F7> Mr. Slater is also a director of National Steel Corp., a manufacturer of flat rolled carbon steel products, and First Industrial Realty Trust, Inc., owner and operator of industrial real estate.

INFORMATION CONCERNING OPERATION OF THE BOARD OF DIRECTORS

    In order to facilitate the various functions of the Board of Directors, the Board has created several standing committees, including an Executive Committee, a Finance and Audit Committee, an Employee Compensation and Benefits Committee, a Nominating Committee and a Conflict of Interest Committee.

    The members of the Executive Committee are Mr. Loewenbaum, Chairman, Mr. Comer, Mr. Huger, Mr. Nicolais, Mr. Tutor, Mr. Van Horn and Mr. Wolitzer. The Executive Committee, subject to certain limitations specified in the Bylaws of the Company, may exercise the powers of the Board of Directors in the management of the business and affairs of the Company.

    The members of the Finance and Audit Committee are Mr. Nicolais, Chairman, Mr. Huger, Mr. Tutor, and Mr. Wolitzer. The functions of the Company's Finance and Audit Committee are to review the Company's financial statements with the Company's independent auditors; to determine the effectiveness of the audit effort through regular periodic meetings with the Company's independent and internal auditors; to determine through discussion with the Company's independent and internal auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; to inquire into the effectiveness of the Company's financial and accounting functions and internal controls through discussions with the Company's independent and internal auditors and officers of the Company; to recommend to the full Board of Directors the engagement or discharge of the Company's independent auditors; and to review with the independent and internal auditors the plans and results of the auditing engagement as well as each professional service provided by the independent auditors.

    The members of the Employee Compensation and Benefits Committee are Mr. Bracewell, Chairman, Mr. Ryan, Mr. Slater and Mr. Van Horn. The functions of the Employee Compensation and Benefits Committee include reviewing the existing compensation arrangements with officers and employees, periodically reviewing the overall compensation program of the Company and recommending to the Board modifications of such program which, in the view of the development of the Company and its business, the Committee believes are appropriate, recommending to the full Board of Directors the compensation arrangements for senior management and directors, and recommending to the full Board of Directors the adoption of compensation plans in which officers and directors are eligible to participate and granting options or other benefits under such plans.

    The members of the Nominating Committee are Mr. Wolitzer, Chairman, Mr. Bracewell, Mr. Nicolais, Mr. Tutor, Mr. Ryan and Mr. Slater. The function of the Nominating Committee is to research, interview and recommend candidates to fill vacancies in the membership of the Board of Directors. In addition, the Nominating Committee will review shareholders' suggestions for nominees for director that are submitted to the Nominating Committee, at the address of the Company's principal executive offices, not less than 60 days in advance of the anniversary date of this Proxy Statement.

    The members of the Conflict of Interest Committee are Mr. Ryan, Chairman, Mr. Huger and Mr. Slater. The functions of the Conflict of Interest Committee are to approve or disapprove transactions, other than compensation matters, between the Company and any officer or director of the Company, and their respective affiliates and to consider violations by senior management of the Company's Statement of Policy Regarding Corporate Ethics and Conflicts of Interest.

    During the year ended December 31, 1994, the Board of Directors held six meetings, the Executive Committee held one meeting, the Finance and Audit Committee held six meetings, the Employee Compensation and Benefits Committee held two meetings, the Nominating Committee held three meetings and the Conflict of Interest Committee held no formal meetings. During 1994 Mr. Tutor and Mr. Bracewell attended less than 75% of the meetings of the Board of Directors.

    In November 1994, the Board of Directors formed the Ad Hoc Special Committee to evaluate the Company's cement and concrete operations, assess the Company's existing corporate organization and management structure and to prepare and submit a report to the Board on the results of its evaluation and, if warranted, recommend changes to the Company's organization and management structure. This committee completed its study and submitted a report to the full Board of Directors and was eliminated as a standing committee in March 1995. The members of the Ad Hoc Special Committee were Mr. Ryan, Chairman, Mr. Conway and Mr. Tutor.
                    EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning cash and non-cash compensation paid or accrued for services in all capacities to the Company and its subsidiaries during the year ended December 31, 1994 for each of the five most highly compensated executive officers of the Company ("Named Officers").

                                                                                   LONG TERM
                                                  ANNUAL COMPENSATION             COMPENSATION
                                      -----------------------------------------   ------------
                              FISCAL                             OTHER ANNUAL        STOCK       ALL OTHER
NAME & PRINCIPAL POSITION      YEAR    SALARY       BONUS      COMPENSATION<F1>     OPTIONS    COMPENSATION<F2>
- -------------------------      ----   --------    ----------   ----------------     --------   ----------------
Clarence C. Comer              1994   $520,000   $   -0-              --            $37,000       $   -0-
  President & Chief            1993    495,000       -0-              --               -0-            -0-
  Executive Officer            1992    550,000       -0-              --             63,000           -0-

Edgar J. Marston III           1994    349,000    84,818<F3>          --             20,000         26,248
  Executive Vice President     1993    332,000    70,872<F3>          --               -0-         178,375
  & General Counsel            1992    355,000    65,868<F3>          --             39,000        226,069

J. Bruce Tompkins              1994    301,000       -0-              --             17,000          9,378
  Executive Vice President-    1993    287,000       -0-              --               -0-           4,305
  Cement Group                 1992    300,000       -0-              --             94,000           -0-

Eugene P. Martineau            1994    250,000       -0-              --             15,000          7,841
  Executive Vice President-    1993    210,000       -0-              --               -0-           3,855
  Concrete Products Group      1992    198,623       -0-              --             40,000          7,234

James L. Persky                1994    250,000       -0-              --             15,000          7,838
  Executive Vice President-    1993    220,000       -0-              --               -0-           4,497
  Finance and Administration   1992    220,000       -0-              --             28,000          4,364
- ------------

<F1> Although the officers receive certain perquisites such as a car allowance and Company provided life insurance, the value of such perquisites did not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

<F2> These amounts represent the Company's contribution to the Company's
     Retirement Savings Plan and, in the case of Mr. Marston, the amounts also include $12,223, $15,524 and $19,082 related to an interest free loan from the Company in 1994, 1993 and 1992, respectively, and $14,025, $162,851 and $202,623 representing the amount accrued for financial reporting purposes as the cost of a supplemental pension agreement in 1994, 1993 and 1992, respectively. Mr. Marston's loan and supplemental pension agreement are described elsewhere in this Proxy Statement.

<F3> Represents  an after tax bonus of $50,000  paid  pursuant  to the terms of
     Mr. Marston's employment agreement.

EMPLOYEE COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Employee Compensation and Benefits Committee (the "Committee") includes only directors who are not employees of the Company. The Committee is responsible for recommending to the full Board of Directors the compensation arrangements for senior management and directors, recommending to the full Board of Directors the adoption of compensation plans in which senior management and directors are eligible to participate and granting options or other benefits under such plans.

    COMPENSATION POLICIES AND PROGRAMS. The Committee believes that the ultimate goal of the executive compensation program should be to encourage maximization of shareholder value over the long term. The Committee believes that the best way to do this is by tying the financial interests of the Company's executives closely to the interests of the Company's shareholders through a combination of annual cash incentives and stock options. The Committee believes that the Company's senior executive compensation program should: (I) motivate executives toward effective long-term management of Company operations through stock programs which focus executives' attention on increasing shareholder value, as measured by stock price; (II) reward effective, efficient ongoing management of Company operations through annual incentives which are tied to

Company and individual performance; and (III) provide the ability to attract and retain executives through salary levels which are competitive with other leading cement companies, including those used for comparison in the Company's stock performance graph.

    The Company's executive compensation program includes base salary, annual incentives, and stock options, each of which is tied to the Company's and executive's performance.

          BASE SALARY: It is the policy of the Committee that salaries should reflect Company and individual performance in meeting the goal of maximizing shareholder value. Some Company performance measures that are considered by the Committee are profitability, positive stock price trends and effective cash flow and balance sheet management. Individual performance measures considered by the Committee vary depending on the executive's sphere of responsibility, but generally include revenue growth, expense control, improvement of products and services and asset management. No specific weighting is applied to any particular measure. The Committee reviews the performance of each senior executive officer, including the Chief Executive Officer ("CEO"), annually. Salary increases are granted to senior executive officers only in years during which both the Company`s and individual performance justify an increase and are limited to ranges competitive with other comparable companies. The Committee has not yet met to consider changes in the base salaries of the Company's senior executive officers for 1995.

          INCENTIVE PLAN: The incentive compensation plan or bonus plan is based upon an objective formula. Specifically, a bonus pool is computed based upon the Company's (I) operating return on assets compared to a peer group comprised of industry competitors whose stocks are publicly traded and (II) pre-tax return on equity compared to national averages for mining, manufacturing and trade corporations as reported by the U.S. Department of Commerce. Bonus awards from this pool are made to reflect the individual performance of each executive. No bonuses under this plan will be awarded for any year in which the Company reports a loss. The Committee has not yet met to consider bonus awards for the Company's senior executive officers for 1995.

          As a condition of his initial employment in 1987 and pursuant to his Employment Agreement, Mr. Marston was guaranteed a minimum after-tax, annual bonus of $50,000 for the first ten years of his employment. This arrangement preceded the formulation of the incentive plan, and as a result, this minimum bonus is paid without regard to the Company's performance.

          STOCK OPTIONS: The Committee believes that stock options are critical in motivating the long-term creation of shareholder value because stock options focus executive attention on stock price as the primary measure of performance. The Committee considers the grant of options to senior executive officers each year and bases the grants on Company and individual performances and competitive practices within the industry. The Committee has established several guidelines to cover the grant of options to senior executive officers. These guidelines provide that (a) all stock options will be granted at full market value on the date of grant so that executives realize gain only to the extent that the Company's stock price appreciates and (b) the quantity of options granted will be tied to industry practice and the compensation level of the executive. In addition, since the options vest over a period of years they enhance the ability of the Company to retain senior executive officers while encouraging such officers to take a long-term view in their decisions.

    COMPENSATION AGREEMENTS. The Company has entered into employment agreements with certain of its executives which specify the terms and conditions of their employment. Central to these agreements are post-takeover employment arrangements or guarantees. The Committee believes that these change in control agreements are an essential aspect of the terms of employment of senior executive officers and recognizes the importance to the Company of retaining its senior executive officers during and after the disruption typically provoked by a takeover offer (whether or not ultimately successful). See "Employment and Other Agreements" for a detailed discussion of the terms of these employment agreements.

    The Company has, under certain circumstances, granted supplemental pensions to certain employees. The grant of a supplemental pension is made only in special employment situations and is not limited to executive officers. Mr. Marston is the only current executive officer with a supplemental pension agreement. See "Supplemental Pension Agreements" for a detailed discussion of this plan.

    COMPENSATION OF THE CEO. The CEO's salary, annual incentive payments and stock option grants are determined in part based upon the same Company and individual performance measures described above. Within this framework, the CEO's compensation is based upon the Committee's judgement concerning the CEO's individual contribution to the business, level of responsibility and career experience. Although none of these factors has a specific weight and no particular formulas or procedures are used, primary consideration is given to the CEO's individual contribution to the business. This type of evaluation along with a periodic review of the compensation levels of other CEO's and executive officers of other cement companies of similar size, are the main factors in determining the CEO's total compensation package.

    TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. In its 1994 tax year, the Company became subject to U.S. tax legislation adopted in 1993 that could limit the deductibility of certain compensation payments to its executive officers. The Company believes that any compensation realized in connection with the exercise of stock options granted by the Company will continue to be deductible as performance-based compensation. The Committee will continue to evaluate the impact of this legislation on its cash compensation programs and submit any appropriate proposals to the stockholders at future meetings.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. Bracewell, Chairman of the Committee, is a retired partner of the law firm of Bracewell & Patterson, L.L.P., which provides legal services to the Company and its subsidiaries.

        THE EMPLOYEE BENEFITS AND COMPENSATION COMMITTEE
                Fentress Bracewell, Chairman
                Frank J. Ryan
                Robert J. Slater
                V. H. Van Horn III

STOCK PERFORMANCE GRAPH

    The following graph compares total return of the Company's Common Stock against the S&P 500 Index and a peer group index consisting of public companies in the cement industry.* The graph assumes that $100 was invested on December 31, 1987 in the Company's Common Stock, the S&P 500 Index and the peer group and that dividends thereon were reinvested quarterly.

                            STOCK PERFORMANCE GRAPH

              [LINEAR GRAPH PLOTTED FROM THE DATA SUPPLIED BELOW]

                  1987   1988    1989    1990    1991    1992    1993    1994
                  ----  ------  ------  ------  ------  ------  ------  ------
Southdown........  100  117.73  162.93   74.95   83.20   59.54  149.60   88.53
Peer Group.......  100  134.29  127.79   72.51   85.02   85.62  153.42  121.89
S & P 500........  100  116.61  156.56  148.78  194.11  208.90  229.96  232.99


* The peer group includes Giant Group, Ltd., Holnam Inc., Lafarge Corporation, Lone Star Industries, Medusa Corporation and Centex Construction Products, Inc. Information for Holnam Inc. is included only for years prior to 1994 when it ceased being a public company. Information for Centex Construction Products, Inc. is included only for 1994, its first year as a public company.

COMPENSATION ARRANGEMENTS FOR AND TRANSACTIONS WITH MEMBERS OF THE
 BOARD OF DIRECTORS

    Members of the Board of Directors of the Company, other than the Chairman of the Board and those directors who are employees of the Company or its subsidiaries, receive a fee of $1,500 per month for their services as directors. Members of the Executive, Finance and Audit, Employee Compensation and Benefits and Nominating Committees of the Board of Directors, other than the Chairman of the Board and those members who are employees of the Company or its subsidiaries, receive an additional fee of $500 per month for their services on each such committee. Members of the Board of Directors of the Company who are employees of the Company or its subsidiaries do not receive a fee for their services as directors or as members of committees.

    Mr. Ryan was elected Chairman of the Board of the Company on March 16, 1995 and as such will be paid annual compensation in an amount yet to be determined by the Board of Directors.

    The 1991 Nonqualified Stock Option Plan for Non-Employee Directors of Southdown, Inc. (the "1991 Plan") provides for the grant of stock options to non-employee directors of the Company. The 1991 Plan is administered by the Board of Directors and authorizes the grant of options to purchase up to 150,000 shares of Common Stock for issuance as nonqualified options. Each director of the Company who is not an employee of the Company or any of the Company's subsidiaries ("Eligible Director"), will be granted options to acquire 10,000 shares of Common Stock on the date of such director's first election to the Board. Additional options to acquire 5,000 shares of Common Stock shall thereafter be awarded to each Eligible Director on the date of the annual meeting of shareholders at which he or she is reelected to serve an additional three-year term as a Director of the Company.

    The Directors' Retirement Plan of the Company provides a retirement benefit to all directors who are not covered by a qualified retirement plan of the Company and who have served on the Board for a minimum of five years. In the event of a change in control of the Company, the retirement benefits vest immediately without regard to the five years of service requirement. The annual benefit payable at the later of age 65 or the date of retirement is equal to two-thirds of the total fees paid to the director during his last twelve months of service on the Board and is payable for a period equal to the period of his service on the Board. Should the director die before full payment of this retirement benefit, his surviving spouse will be entitled to fifty percent of the remaining obligation.

    Mr. Wolitzer, a member of the Board of Directors of the Company, is also a managing director of Lehman Brothers Inc. which acted as an Underwriter in connection with the Company's public offering of 1,725,000 shares of Series D Preferred Stock and the offering of 1,782,500 shares of Common Stock for the account of a selling shareholder in January 1994. Lehman Brothers Inc. has provided from time to time investment banking services to the Company, for which it has received customary fees and commissions.

    Mr. Bracewell, a member of the Board of Directors of the Company, is a retired partner of the law firm of Bracewell & Patterson, L.L.P., which firm provides legal services to the Company and its subsidiaries. Mr. Marston, Executive Vice President and General Counsel and a member of the Board of Directors, serves in an "of counsel" capacity to Bracewell & Patterson, L.L.P., but has no voting or income-sharing interest in this law firm.

    Mr. Tutor is President of Tutor-Saliba Corporation, which purchases ready-mixed concrete from the Company on terms and conditions comparable to those offered to other customers of the Company. According to Company records, Tutor-Saliba purchases totaled approximately $750,000 in 1994.

EMPLOYMENT AND OTHER AGREEMENTS

    The Company has entered into employment agreements (the "Employment Agreements") with Messrs. Comer, Marston, Tompkins, Martineau and Persky. Under the Employment Agreements, the Company employs Mr. Comer as President and Chief Executive Officer at an annual salary of no less than $520,000, Mr. Marston as Executive Vice President and General Counsel at an annual salary of no less than $349,000, Mr. Tompkins as Executive Vice President-Cement Group at an annual salary of no less than $301,000, Mr. Martineau as Executive Vice President-Concrete Products Group at an annual salary of no less than $250,000 and Mr. Persky as Executive Vice President-Finance and Administration at an annual salary of no less than $250,000. Under the terms of the employment agreements, the salaries of Messrs. Comer, Marston, Tompkins, Martineau and Persky may be increased by the Board of Directors of the Company (or the appropriate committee thereof) from time to time.

    Under the Employment Agreements, each executive is entitled to receive, in addition to his annual salary, bonuses pursuant to the Company's incentive plan for senior officers and certain fringe benefits, including the right to participate in all group benefit plans of the Company. The terms of the Employment Agreements expire on February 28, 1996 but thereafter are automatically extended for one-year periods unless there is notice of termination from either the Company or the executive. In the event the executive's employment is terminated because of his death, disability, voluntary termination of employment prior to the occurrence of a "change in control event" (as defined at the end of this paragraph) or misappropriation of funds or properties of the Company (as determined by three-quarters of the Board of Directors), the executive shall receive only his annual salary on a pro rata basis to the date of termination. If, prior to a change in control event, the executive's employment is terminated pursuant to resolution of the Board of Directors that the executive is no longer discharging his duties in a manner consistent with the effective administration of the Company's affairs, the executive shall be entitled to a lump sum payment equal to his base annual salary. Upon the occurrence of a change in control event, all outstanding options previously granted by the Company to the executive under any stock option, stock appreciation or other employee plan will be accelerated and if the executive's employment terminates following such change in control event, the Company must pay the executive a lump sum termination payment equal to 2.99 times the sum of his base annual salary and the average annual bonus, if any, received
                                      -10-

during the two years preceding the change in control event. Payments made to such executives under all incentive agreements to which they are parties shall be limited, in the event of a change in control by the provisions of Sections 280G and 4999 of the Internal Revenue Code (the "Code"), only if the after-tax payments to each executive are greater as a result of such limitation. As used in the Employment Agreements, a "change in control event" is defined to be the acquisition by any person or entity of (I) beneficial ownership of more than 40% of the Company's outstanding voting securities or (II) all or substantially all of the Company's assets.

    The Company's Employment Agreement with Mr. Marston contains certain additional provisions. Under such agreement, the Company (I) extended a loan of $500,000 to Mr. Marston on an interest-free basis to be repaid in ten annual installments of $50,000 beginning June 1, 1988, subject to the outstanding indebtedness being forgiven in the event that Mr. Marston becomes disabled, (II) in effect guaranteed Mr. Marston a yearly net cash bonus of at least $50,000 to reduce the outstanding principal balance of his loan from the Company and (III) provided a guaranty or assurance arrangement to a bank on behalf of Mr. Marston with respect to a loan that was outstanding prior to the date of his employment. The guaranteed bank loan, which had an outstanding principal balance of $275,00 at the beginning of 1994, has been paid in full. Consequently, the guaranty or assurance arrangement to the bank on behalf of Mr. Marston has been extinguished. The current balance of the loan from the Company is $100,000.

PENSION PLAN

    Substantially all non-bargaining unit employees of the Company, including the Named Officers, are covered by a defined benefit pension plan (the "Southdown Plan") sponsored by the Company. The Southdown Plan is funded on an actuarial basis. The formula used to determine the retirement benefits to which an employee is entitled at age 65 under the Southdown Plan is dependent on, among other things, the employee's length of service, his average salary level for the five consecutive years during his participation in the plan yielding the highest average and his social security covered compensation. The remuneration used in the calculation of benefits under the Southdown Plan is a participant's base salary, excluding any bonuses or other compensation. The maximum amount any employee may receive under the Southdown Plan is subject to the limitations described in the provisions of Section 415(d) of the Code.

    The following table sets forth the annual retirement benefits to which a salaried employee having attained age 65 with ten, fifteen, twenty, twenty-five, thirty or thirty-five years of continuous service with the Company or one of its subsidiaries at the indicated five-year average salary levels would be entitled in 1994 under the Southdown Plan. The table takes into account the limitations under Code Section 415.

                                        YEARS OF SERVICE AT AGE 65
 CONSECUTIVE FIVE YEAR    ------------------------------------------------------
 AVERAGE COMPENSATION        10       15       20       25        30        35
- ------------------------  -------  -------  -------  -------  --------  --------
$ 50,000 ...............  $ 6,651  $ 9,976  $13,302  $16,628  $ 19,953  $ 23,278
 100,000 ...............   14,901   22,351   29,802   37,252    44,703    52,153
 150,000 ...............   23,151   34,726   46,302   57,877    69,453    81,028
 200,000 ...............   31,401   47,101   62,802   78,502    94,203   109,903
 250,000 and over ......   37,314   55,972   74,629   93,286   111,944   120,000

     Messrs. Comer, Marston, Tompkins, Martineau and Persky have been credited with seventeen, seven, six, five and nine years of service, respectively, under the terms of the Southdown Plan described above and were paid base salaries of $520,000, $349,000, $301,000, $250,000, and $250,000, respectively, during the year ended December 31, 1994.

    Assuming continual employment at their current base salary until age 65, Messrs. Comer, Marston, Tompkins, Martineau and Persky will be entitled to an annual retirement benefit of approximately $120,000, $64,000, $96,300, $40,000 and $91,900, respectively. In all cases, the computations of the Named Officers' retirement benefit were limited by the Code Section 415 limitations in effect at the beginning of 1995 and thus, were not based upon their current base salaries.

    The Company has entered into supplemental pension agreements with Messrs. Conway and Marston, which are described below.

                                      -11-
SUPPLEMENTAL PENSION AGREEMENTS

    In certain special employment situations, the Company has entered into supplemental pension agreements (the "Agreements") with selected executive officers of the Company and its subsidiaries. Mr. Conway and Mr. Marston are parties to such Agreements.

    Benefits under the Agreements are determined on the basis of an employee's base salary, excluding any bonuses or other compensation. Under the Agreements, a participating employee will be entitled to receive a pension, commencing at age 65, payable during his life at an annual rate equal to the amount by which 60% of his highest five years' average base salary exceeds the aggregate benefits receivable by the employee under other pension or retirement plans of the Company and other employers and under social security. Mr. Conway retired as an employee in 1990 and is receiving a retirement pension under his Agreement of $93,973 per year after reduction for the value of benefits paid under other retirement plans of the Company and other employers and social security. Assuming retirement at age 65 and the continuation of his current level of base salary until such retirement, Mr. Marston will be entitled to receive a retirement pension of $209,400 per year, reduced by the value of benefits then payable under other retirement plans of the Company and other employers and by social security.

STOCK OPTIONS

    1987 PLAN AND 1989 PLAN. The Company's 1987 Stock Option Plan (the "1987 Plan") and 1989 Stock Option Plan (the "1989 Plan"), collectively referred to as the "Plans," provide for the grant of stock options to key employees of the Company and its affiliates. The Plans authorize the issuance of options to purchase a total of 4,000,000 shares of Common Stock (2,000,000 shares under the 1987 Plan and 2,000,000 shares under the 1989 Plan). The Plans are administered by the Employee Benefits and Compensation Committee (the "Committee"). Members of the Committee are not eligible to participate in the Plans or any other plan of the Company or its affiliates that the Committee administers at any time within one year prior to appointment or while serving on the Committee. The Committee is authorized to select key employees to whom stock options are granted under the Plans and to determine the number of shares, exercise price and terms of each option granted. Unoptioned shares available for grant as of December 31, 1994 under the Plans were 1,098,578.

            OPTION/SAR GRANTS TO NAMED OFFICERS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                            NUMBER OF     % OF TOTAL                                   VALUE AT ASSUMED
                           SECURITIES      OPTIONS/                                  ANNUAL RATES OF STOCK
                           UNDERLYING        SARS                                      PRICE APPRECIATION
                            OPTIONS/      GRANTED TO    EXERCISE                      FOR OPTION TERM <F3>
                              SARS       EMPLOYEES IN   PRICE PER    EXPIRATION    ---------------------------
     NAME                  GRANTED<F1>    FISCAL YEAR   SHARE<F2>     DATE         0%       5%          10%
     ----                  -----------    -----------   ---------   ------------   ---   --------   ----------
Clarence C. Comer ......      37,000         17.79       $ 21.25      6/14/04      -0-   $494,468   $1,253,080
Edgar J. Marston III ...      20,000          9.62         21.25      6/14/04      -0-    267,280      677,341
J. Bruce Tompkins ......      17,000          8.17         21.25      6/14/04      -0-    227,188      575,739
Eugene P. Martineau ....      15,000          7.21         21.25      6/14/04      -0-    200,460      508,005
James L. Persky ........      15,000          7.21         21.25      6/14/04      -0-    200,460      508,005
- ------------

<F1> All options were granted under the Company's 1989 Plan and became exercisable in annual increments of 25% beginning February 13, 1995.

<F2> All options granted are exercisable at the market value (average of high and low stock prices for the Company's stock as reported in the Wall Street Journal) of the stock on the date of the grant.

<F3> Potential realizable value was reported net of the option exercise price, but before taxes associated with the exercise. These amounts represent stated assumed rates of appreciation only. Actual values realized, if any, on stock option exercises are dependent on the future performance of the Common Stock and the

                                      -12-

     officer's continued employment throughout the vesting period. Accordingly, the amounts reflected in this table may not necessarily be achieved.

                                NAMED OFFICERS'
              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                        OPTIONS HELD AT FISCAL             AT FISCAL
                             SHARES                            YEAR END                    YEAR END*
                           ACQUIRED ON     VALUE      --------------------------   --------------------------
    NAME                     EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
    ----                   -----------   ----------   -----------  -------------   -----------  -------------
Clarence C. Comer ......    166,542      $1,964,764     100,000           37,000       $  -0-       $  -0-
Edgar J. Marston III ...     68,003         784,023       -0-             32,000          -0-          -0-
J. Bruce Tompkins ......     65,000         666,892       -0-             27,000          -0-          -0-
Eugene P. Martineau ....       --              --        57,000           33,000        16,500       11,000
James L. Persky ........     44,001         492,487       -0-             23,000          -0-          -0-
- -------------
*  Based upon the closing price of the Company's Common Stock on December 31,
   1994.

                     BENEFICIAL OWNERSHIP OF CAPITAL STOCK

    The following table is furnished as of February 28, 1995, to indicate beneficial ownership of shares of the Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock by each director, nominee and Named Officers, individually, and all officers and directors of the Company as a group. The information in the following table was provided by such persons.

                                AMOUNT
                                  AND                        PERCENT
                               NATURE OF       TITLE OF         OF
 NAME OF INDIVIDUAL            BENEFICIAL      CLASS OR      CLASS OR
     OR GROUP                 OWNERSHIP(1)      SERIES        SERIES
 ------------------           -------------     ------       --------
Fentress Bracewell..........    14,750(2)       Common          *

Clarence C. Comer...........   123,884(3)       Common          *
                                21,000          Series B       2.30
                                                 Preferred

W. J. Conway................    32,752(4)       Common          *

Killian L. Huger, Jr. ......    61,800(5)       Common          *

G. Walter Loewenbaum, II....    37,016(6)       Common          *
                                   150(6)       Series B        *
                                                 Preferred

Edgar J. Marston III........    18,713(7)       Common          *

Eugene P. Martineau.........    70,451(8)       Common          *

Michael A. Nicolais.........    22,500(9)       Common          *
                                80,000(9)       Series A       4.01
                                                 Preferred
                                 6,000          Series B        *
                                                 Preferred

James L. Persky.............    54,884(10)      Common          *

Frank J. Ryan...............    20,000(11)      Common          *

Robert J. Slater............    14,750(12)      Common          *

J. Bruce Tompkins...........    63,555(13)      Common          *

Ronald N. Tutor.............   121,100(14)      Common          *

V. H. Van Horn III..........    13,750(15)      Common          *

Steven B. Wolitzer..........     5,000(16)      Common          *

All executive officers and
directors as a group
(Twenty persons)............   843,739(17)      Common         4.76
                                80,000          Series A       4.01
                                                 Preferred
                                27,150          Series B       2.97
                                                 Preferred
                                   900          Series D        *
                                                 Preferred
- ------------
  *  Less than 1%

 (1) Except as otherwise noted, each person listed in the table has sole voting and sole investment power with respect to the shares of Capital Stock listed in the table.

 (2) Includes 13,750 shares of Common Stock as to which Mr. Bracewell holds stock options that will be exercisable on April 30, 1995.

 (3) Includes 109,250 shares of Common Stock as to which Mr. Comer holds stock options that will be exercisable on April 30, 1995.

 (4) Includes 26,250 shares of Common Stock as to which Mr. Conway holds stock options that will be exercisable on April 30, 1995.

 (5) Includes 26,456 shares of Common Stock owned by Mr Huger's wife, 11,022 shares of Common Stock registered in the name of custodians for his son and 3,664 shares of Common Stock registered in the name of his son. Mr. Huger has informed the Company that reference to such shares should not be construed as an admission of his beneficial ownership thereof. Stock ownership also includes 13,750 shares of Common Stock as to which Mr. Huger holds stock options that will be exercisable on April 30, 1995.

 (6) Includes 5,014 shares of Common Stock owned by Mr. Loewenbaum's wife and 150 shares of Series B Preferred Stock owned by Mr. Loewenbaum's children. Mr. Loewenbaum has informed the Company that reference to such shares of Common Stock and Series B Preferred Stock should not be construed as an admission of his beneficial ownership thereof.

 (7) Includes 17,000 shares of Common Stock as to which Mr. Marston holds stock options that will be exercisable on April 30, 1995 and 1,713 shares held in the Company's Retirement Savings Plan.

 (8) Includes 68,750 shares of Common Stock as to which Mr. Martineau holds stock options that will be exercisable on April 30, 1995 and 1,701 shares held in the Company's Retirement Savings Plan.

 (9) Includes 80,000 shares of Series A Preferred Stock which is owned by various trusts of which Mr. Nicolais is co-trustee. Mr. Nicolais has informed the Company that reference to such shares of Series A Preferred Stock should not be construed as an admission of his beneficial ownership thereof. Also includes 12,500 shares of Common Stock as to which Mr. Nicolais holds stock options that will be exercisable on April 30, 1995.

(10) Includes 11,750 shares of Common Stock as to which Mr. Persky holds stock options that will be exercisable on April 30, 1995 and 1,777 shares held in the Company's Retirement Savings Plan.

(11) Includes 5,000 shares of Common Stock as to which Mr. Ryan holds stock options that will be exercisable on April 30, 1995.

(12) Includes 11,250 shares of Common Stock as to which Mr. Slater holds stock options that will be exercisable on April 30, 1995.

(13) Includes 14,250 shares of Common Stock as to which Mr. Tompkins holds stock options that will be exercisable on April 30, 1995 and 663 shares held in the Company's Retirement Savings Plan.

(14) Includes 108,600 shares owned by Tutor-Saliba Corporation of which Mr. Tutor is Chairman of the Board and a major shareholder. Also includes 12,500 shares of Common Stock as to which Mr. Tutor holds stock options that will be exercisable on April 30, 1995. Mr. Tutor has disclaimed beneficial ownership of these options.

(15) Includes 13,750 shares of Common Stock as to which Mr. Van Horn holds stock options that will be exercisable on April 30, 1995.

(16) Includes 5,000 shares of Common Stock as to which Mr. Wolitzer holds stock options that will be exercisable on April 30, 1995.

(17) Includes 474,244 shares of Common Stock subject to stock options held by the officers and directors that will be exercisable on April 30, 1995 and 11,694 shares held in the Company's Retirement Savings Plan.

    The following table sets forth information with respect to each person who, as of the dates indicated in the footnotes below, was known by the Company to be the beneficial owner of more than 5% of the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or the Series D Preferred Stock, as "beneficial ownership" is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                         AMOUNT AND    PERCENT
                                                          NATURE OF       OF
TITLE OF CLASS           NAME AND ADDRESS OF              BENEFICIAL   CLASS OR
  OR SERIES               BENEFICIAL OWNER               OWNERSHIP(1)  SERIES(1)
- --------------           -------------------             ------------  ---------
Common Stock       NewSouth Capital Management, Inc.     1,768,949(2)    10.25
                      755 Crossover Lane, Suite 233
                      Memphis, Tennessee  38117

Common Stock       FMR Corp.                             2,245,610(3)    13.00
                      82 Devonshire Street
                      Boston, Massachusetts  02109

Common Stock       Dietche & Field Adivsers, Inc.        1,678,000(4)     9.72
                      437 Madison Avenue
                      New York, New York  10022

Common Stock       The Capital Group Companies, Inc.     1,159,680(5)     6.72
                      333 South Hope Street
                      Los Angeles, California  90071

Common Stock       David L. Babson & Co., Inc.           1,182,660(6)     6.85
                      One Memorial Drive
                      Cambridge, Massachusetts  02142

Series A           A Group                                 920,000(7)    46.14
 Preferred Stock   c/o The Clark Estates, Inc.
                      30 Wall Street
                      New York, New York 10005

Series A           Pace & Co., for the Account of          300,000       15.05
 Preferred Stock   the Hourly Employees' Retirement
                   Plan of Southdown, Inc.
                   c/o Mellon Bank, N.A.
                      P.O. Box 360796M
                      Pittsburgh, Pennsylvania  15251

Series A           American Trust plc                      200,000       10.03
 Preferred Stock   c/o Citibank N.A.
                      20 Exchange Place
                      Level A
                      New York, New York  10043

Series A           Pace & Co., for the Account of          149,000        7.47
 Preferred Stock   the Salaried Employees' Retirement
                   Plan of Southdown, Inc.
                   c/o Mellon Bank, N.A.
                      P.O. Box 360796M
                      Pittsburgh, Pennsylvania  15251

Series A           Bridgerope & Go.                        125,000        6.27
 Preferred Stock   c/o State Street Bank
                      P. O. Box 5756
                      Boston, Massachusetts  02206

Series D           The TCW Group, Inc.                     306,400(8)    17.76
 Preferred Stock      865 So. Figueroa Street
                      Los Angeles, California  90017

Series D           Massachusetts Financial Services        135,000(9)     7.83
 Preferred Stock     Company
                      500 Boylston Street
                      Boston, Massachusetts  02116
- ------------
                                      -16-

(1) The information contained in this table with respect to beneficial ownership of Common Stock, Series B Preferred Stock and Series D Preferred Stock was obtained from filings made by the named beneficial owners with the Securities and Exchange Commission (the "SEC"). The information contained in this table with respect to beneficial ownership of Series A Preferred Stock is based upon information contained in filings made with the SEC or in the Preferred Stock Purchase Agreements between the Company and the purchasers of Series A Preferred Stock or ownership records maintained by the Company.

(2) NewSouth Capital Management, Inc., an investment adviser, has filed with the SEC a Schedule 13G dated January 7, 1993 and two amendments dated through April 7, 1993 reporting that NewSouth is the beneficial owner of these shares because it has sole power to dispose of and vote 1,668,949 of such shares and has sole power to dispose of and shared voting power with respect to 100,000 of such shares.

(3) FMR Corp. and various affiliates have filed with the SEC a Schedule 13G dated July 31, 1993 and two Amendments dated through February 13, 1995 reporting beneficial ownership of 2,245,610 shares of Common Stock, consisting of 2,177,000 issued and outstanding shares of Common Stock, 16,250 shares of Common Stock issuable upon conversion of 6,500 shares of Series B Preferred Stock and 52,360 shares of Common Stock issuable upon exercise of 47,600 Common Stock Warrants. The Schedule 13G reports that FMR Corp. or its affiliates has sole power to vote 440,490 of such shares and sole power to dispose of all such shares.

(4) Dietche & Field Advisers, Inc. has filed with the SEC a Schedule 13G dated October 14, 1994 claiming beneficial ownership of these shares because it has the sole right to vote such shares.

(5) The Capital Group Companies, Inc. has filed with the SEC a Schedule 13G dated February 8, 1995 reporting that it and certain of its operating subsidiaries exercised investment discretion over various institutional accounts which held these shares as of December 31, 1994. According to the
     Schedule 13G, Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 903,650 of such shares, and that Capital Research and Management Company, a registered investment adviser, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 226,650, 12,000 and 17,370 shares, respectively, of such shares.

(6) David L. Babson & Co., Inc., an investment adviser, has filed with the SEC a Schedule 13G dated February 10, 1995 reporting that Babson is beneficial owner of these shares because it has sole depositive power on all such shares, has sole voting power on 627,910 of such shares and shares voting power on 554,750 of such shares.

(7) The Clark Estates, Inc. has filed with the SEC a Schedule 13D dated July 4, 1987 and one amendment through March 31, 1991 reporting beneficial ownership of 801,400 shares of Common Stock, consisting of 761,400 issued and outstanding shares of Common Stock and 460,000 shares of Common Stock issuable upon conversion of 920,000 shares of Series A Preferred Stock. The
     Schedule 13D reports that the shares are beneficially owned by various individual members of the Clark family or affiliated trusts, corporations and foundations. The Clark Estates, Inc. provides such beneficial owners with administrative services and shares voting and investment powers.

(8) The TCW Group, Inc. ("TCW") and its subsidiary, Trust Company of the West, have filed with the SEC a Schedule 13G dated March 9, 1994 and one Amendment dated January 21, 1995 claiming sole voting and disposition power of these shares. According to the Schedule 13G, TCW disclaims any beneficial interest in these shares.

(9) Massachusetts Financial Services Company and an affiliate, MFS Series Trust V - MFS Total Return Fund, have filed with the SEC a Schedule 13G dated February 6, 1995 claiming sole voting and disposition power of these shares.
                                      -17-

                 COMPLIANCE WITH SECTION 16(A) OF EXCHANGE ACT

    Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Capital Stock and any subsequent changes in that ownership to the SEC and the New York Stock Exchange, Inc. Specific due dates for these reports have been established and the Company is required to disclose in this proxy statement any failure to file by these dates during 1994. During 1994, Mr. Comer filed late the annual Form 5 reporting one exercise of a common stock option during 1993 and Mr. Stephen Miley filed late a Form 4 reporting a single purchase of the Company's securities. All other required filings were satisfied on a timely basis in 1994. In making these disclosures, the Company has relied solely on written statements of its directors, executive officers and shareholders and copies of the reports that they have filed with the SEC.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The following list sets forth the names, ages and offices of the present executive officers of the Company serving until the annual meeting of the Board of Directors to be held in 1995. The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

 Frank J. Ryan (63)...................   Chairman of the Board

 Clarence C. Comer (47)...............   President, Chief Executive Officer
                                         and Director

 Edgar J. Marston III (55)............   Executive Vice President and General
                                         Counsel and Director

 J. Bruce Tompkins (45)...............   Executive Vice President-Cement
                                         Group

 Eugene P. Martineau (55).............   Executive Vice President-Concrete
                                         Products Group

 James L. Persky (46).................   Executive Vice President-Finance and
                                         Administration

 Dennis M. Thies (46).................   Senior  Vice  President-Environmental
                                         Systems

 Stephen R. Miley (47)................   Vice President-Sales

 Karen A. Twitchell (39)..............   Vice President and Treasurer

 Allan B. Korsakov (52)...............   Corporate Controller

 Wendell E. Phillips, II (49).........   Secretary

    Mr. Ryan was elected Chairman of the Board effective March 16, 1995. Since 1990 Mr. Ryan has been a private investor and prior to that was President and Chief Operating Officer of Air Products and Chemicals, Inc., a manufacturer of industrial gases and chemicals.

    Mr. Comer was elected President and Chief Executive Officer effective February 4, 1987.

    Mr. Marston was elected Executive Vice President and General Counsel effective June 1, 1987.

    Mr. Tompkins was elected Executive Vice President-Cement Group effective June 16, 1989.

    Mr. Martineau was elected Executive Vice President-Concrete Products Group effective April 16, 1992. From April 1990 to April 1992, Mr. Martineau was Division Vice President and General Manager of Florida Mining & Materials Concrete Corp., a division of the Company. From September 1987 to April 1990, Mr. Martineau was Executive Vice President of Allied Readymix Inc. of Decatur, Georgia.
                                      -18-

    Mr. Persky was elected Executive Vice President-Finance and Administration effective May 19, 1994. From July 16, 1989 to May 19, 1994, Mr. Persky was Senior Vice President-Finance of the Company.

    Mr. Thies was elected Senior Vice President-Environmental Systems on April 16, 1992. From June 16, 1989 to April 1992, Mr. Thies was Senior Vice President-Corporate Development of the Company.

    Mr. Miley was elected Vice President-Sales in September 1994. From May 1990 to September 1994. Mr. Miley was Vice President-Sales & Marketing of the Company.

    Ms. Twitchell was elected Vice President and Treasurer effective April 5, 1994. From August 1989 to April 1994, Ms. Twitchell was Treasurer of the Company.

    Mr. Korsakov was elected Corporate Controller in June 1986.

    Mr. Phillips was elected Secretary in January 1984.

                      RATIFICATION OF INDEPENDENT AUDITORS

    The shareholders will be asked to ratify the appointment of Deloitte & Touche LLP as independent auditors of the books and accounts of the Company for the year ending December 31, 1995. Such ratification will require the favorable vote of the holders of a majority of the shares of Capital Stock present and voting, in person or by proxy, at the Annual Meeting.

    Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

                  DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

    In order for shareholder proposals to be included in the Company's Proxy Statement and proxy relating to the Company's 1996 Annual Meeting of Shareholders, such proposals must be received by the Company at its principal executive offices not later than December 8, 1995.

                            EXPENSES OF SOLICITATION

    The cost of soliciting proxies will be borne by the Company. Solicitations of proxies are being made by the Company through the mail, and may also be made in person or by telephone. Employees and directors of the Company may be utilized in connection with such solicitation. In addition, the Company has retained Georgeson & Company, Inc. to assist in soliciting proxies for a fee of $7,000 plus out-of-pocket expenses. The Company will also request brokers and nominees to forward soliciting materials to the beneficial owners of the Capital Stock held of record by such persons and will reimburse them for their reasonable forwarding expenses.

                                 OTHER MATTERS

    The Board of Directors does not intend to bring any other matters before the Annual Meeting and has not been informed that any other matters are to be presented by others. In the event any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote all proxies in accordance with their best judgment on such matters.

                                      -19-

    Whether or not you are planning to attend the Annual Meeting, you are urged to complete, date and sign the enclosed proxy and return it in the enclosed stamped envelope at your earliest convenience.

                                              By Order of the Board of Directors

                                              WENDELL E. PHILLIPS, II
                                              SECRETARY

                             [FORM OF PROXY FRONT]

                               SOUTHDOWN, INC.

                        ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD THURSDAY, MAY 18, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby constitutes and appoints Frank J. Ryan, Steven B. Wolitzer and Michael A. Nicolais, and each of them, attorneys and agents, with full power of substitution to vote as proxy all the shares of Common Stock, Preferred Stock, $.70 Cumulative Convertible Series A, Preferred Stock, $3.75 Convertible Exchangeable Series B and Preferred Stock, $2.875 Cumulative Convertible Series D standing in the name of the undersigned at the Annual Meeting of Shareholders of Southdown, Inc. (the "Company") to be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas at 9:15 A.M., Houston time, on Thursday, May 18, 1995, and at any adjournment(s) thereof, in accordance with the instructions noted below, and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournment(s) thereof. Receipt of notice of the meeting and Proxy Statement dated April 6, 1995 is hereby acknowledged.

                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

                              [FORM OF PROXY BACK]

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON. IN THE ABSENCE OF SUCH SPECIFICATIONS, THE PROXY WILL BE VOTED "IN FAVOR" OF EACH NOMINEE FOR DIRECTOR AND "FOR" ON PROPOSAL 2.

The undersigned hereby revokes any proxies heretofore given and directs said attorneys to act or vote as follows:

1. ELECTION OF DIRECTORS

    [ ] FOR all nominees listed           [ ] WITHHOLD AUTHORITY to vote for all
        (except as marked to the              nominees listed.
        contrary)

 NOMINEES -- KILLIAN L. HUGER, JR., V. H. VAN HORN III and STEVEN B. WOLITZER.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

    _______________________________________________________________________
2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, as independent auditors of the books and accounts of the Company for the year ending December 31, 1995.

                [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

                                          Dated _________________________, 1995

                                          _____________________________________

                                          _____________________________________
                                              Signature of Shareholder(s)*

                                          * Please sign as name appears. Joint
                                            owners each should sign. When
                                            signing as attorney, trustee,
                                            administrator, executor, etc.,
                                            please indicate your full title as
                                            such.

 PLEASE DATE, SIGN AND MAIL YOUR PROXY PROMPTLY. PLEASE DO NOT FOLD THIS PROXY